CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2016, relating to the financial statements and financial highlights of Index Funds S&P 500 Equal Weight, a series of Index Funds, for the period May 1, 2015 (commencement of operations) through March 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings Information” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 27, 2016